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                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                               FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                      Commission File Number: 333-20675

                     EQCC Home Equity Loan Trust 1997-1
             (Exact name of registrant as specified in charter)

           10401 Deerwood Park Blvd, Jacksonville, Florida 32256
                                (904) 987-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


       EQCC Home Equity Loan Asset Backed Certificates, series 1997-1 Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7,and Class A-8
            (Title of each class of securities covered by this form)

                                None
        (Title of all other classes of securities for which a duty to file reports under section 13 or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports

Rule 12g-4(a)(1)(i)         [ ]            Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)        [ ]            Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)         [ ]            Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)        [ ]            Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)         [X]

Appropriate number of holders of record as of the certification or notice
date:      92

Pursuant to the requirements of the Securities Exchange Act of 1934, EquiCredit Corporation of America, as Representative and Servicer of Registrant, has caused this certification /notice to be signed on its behalf by the undersigned duly authorized person

                   EQCC HOME EQUITY LOAN TRUST 1997-1
                              (Registrant)

                             By:    EQUICREDIT CORPORATION OF AMERICA
                                   (Representative and Servicer of Registrant)

Date: March 31, 1998                By:     /s/  James B. Dodd
                                           -------------------
                                     Name:  James B. Dodd
                                    Title:  Vice President and General Counsel